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                                                                    EXHIBIT 10.6

                                  SUPPLEMENT
                                  ----------


To the PATENT LICENSE AGREEMENT between the BOARD OF REGENTS, THE UNIVERSITY OF TEXAS SYSTEM ("BOARD") and NOVA AUTOMATION CORPORATION ("NAC") of December 3, 1987. Definitions of the PATENT LICENSE AGREEMENT shall apply to this SUPPLEMENT.

WHEREAS pursuant to the above identified Agreement, BOARD granted NAC a license to certain Patent Rights and Technology Rights, and provided for the payment of royalties to BOARD by NAC; and

WHEREAS the terms of said Agreement do not deal in specifics with the internal use in a Service Bureau of laser sintering apparatus ("LSA") to make parts for third parties or leasing such apparatus; and

WHEREAS both parties have reached mutual understandings and agreements on the issues of how royalty should be calculated on different LSA systems and materials sold, leased and/or used by Licensee and on other matters and now wish to incorporate such understandings and agreements as part of said Agreement; and

WHEREAS on February 27, 1989, the corporate name of the Licensee, NOVA AUTOMATION CORPORATION, was changed to DTM CORPORATION;

NOW, THEREFORE, BOARD and DTM CORPORATION ("DTM"), agree to the understandings, terms and provisions specified below and to incorporate this SUPPLEMENT and make it part of the above identified PATENT LICENSE AGREEMENT

1.   In Article IV (LICENSE), add the following Section 4.1(a):
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     4.1(a). If during the term of the PATENT LICENSE AGREEMENT faculty or students of the University of Texas System make inventions or develop technology pursuant to research sponsored by another party and such inventions or technology are assigned to BOARD and reasonably relate to LICENSED SUBJECT MATTER of the PATENT LICENSE AGREEMENT then to the extent BOARD has the right to do so and subject to any restrictions, reservations, limitations and licenses contained in any agreement between BOARD and any other party sponsoring such research, BOARD agrees to grant DTM an option to an exclusive royalty-bearing license to such inventions or technology rights for use in the selective laser sintering field of use.

Said option shall be at no cost to DTM for three (3) months from the date of receipt by DTM of a written notice from BOARD describing such invention or technology. Upon written request, DTM may obtain a three (3) month extension of said option but in consideration for such extension DTM shall pay either Ten Thousand Dollars ($10,000) or the expenses of preparing and filing any patent application covering such invention. If DTM makes said payment, then BOARD shall pay the expenses of preparing and filing a patent application covering such invention. During said option period or its extension, DTM must give a written notice to BOARD if it wishes to exercise its option to obtain said license.

2.   In Article V (PAYMENTS AND REPORTS), add the following Section 5.2(a):

     5.2(a). The running royalty which LICENSEE is obligated to pay BOARD pursuant to Section 5.2 shall be calculated on various laser sintering products and on materials as more specifically provided below:

     (i) For each SLS125 unit which LICENSEE places into its internal DTM Service Bureau use, royalty shall be calculated on the preestablished price for each unit of Two Hundred Twenty Five Thousand Dollars ($225,000).

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     (ii)   For each LSA unit other than the SLS125 which LICENSEE places into its internal DTM Service Bureau use or is leased to a third party, royalty shall be calculated initially on the preestablished price for each unit of Three Hundred Seventy Thousand Dollars ($370,000), less any deductions as specified in the definition of NET SALES. After six (6) LSA units have been sold to third parties, the Average NET SALES price of each of said six (6) units shall be calculated by adding the NET SALES prices of the six (6) units and dividing the sum by six (6). The Average NET SALES price shall be used to recalculate royalty on said previously sold six units. If the Average NET SALES price of each unit is higher than Three Hundred Seventy Thousand Dollars ($370,000), then LICENSEE shall pay BOARD the royalty specified in Section 5.2 on the difference. If the Average NET SALES price is lower than Three Hundred Seventy Thousand Dollars ($370,000), then the difference multiplied by the royalty percent specified in Section 5.2 shall be credited to LICENSEE against the next royalty payment. Royalty on each LSA unit thereafter placed into the DTM Service Bureau use or leased to a third party shall be calculated on the Average NET SALES price of the latest six (6) units sold, on a rolling basis.

Royalty on LSA units sold shall be calculated on the NET SALES price of each unit as provided in Section 5.2.

     (iii) If during the first eighteen (18) months following the first sale of LSA (other than the sale of Beta units), more than twenty five percent (25%) of all LSA units placed in service (sold, leased or placed in any service bureaus) are placed in the DTM Service Bureaus, then the Alternative Royalty Calculation Method shall be used to determine royalty for those LSA units which are placed in the DTM Service Bureaus during the following twenty four (24) month period.

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            Thereafter if during any twenty four (24) month period more than twenty five percent (25%) of all LSA units placed in service (sold, leased or placed in any service bureaus) are placed in the DTM Service Bureaus, then the Alternative Royalty Calculation Method shall be used to determine royalty for the LSA units which are placed in the DTM Service Bureaus during the following twenty four
            (24) month period. If, however, during any twenty four (24) month period twenty five percent (25%) or less of all LSA units placed in service (sold, leased or placed in any service bureaus) are placed in the DTM Service Bureaus, then the provisions of Section 5.2(a)(ii) shall be used to calculate royalty for LSA units which are placed in the DTM Service Bureaus during the following twenty four (24) month period.

            Alternative Royalty Calculation Method - LICENSEE shall determine
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            Net Income from DTM Service Bureau operation and also determine the percentage of LSA units which were placed in the DTM Service Bureau's service during a particular twenty four (24) month period, based on the total number of LSA units that were in service anywhere during said period. The Net Income shall be multiplied by said percentage and the result shall constitute Net Sales based on which the royalty specified in Section 5.2 will be calculated. Royalty payments shall be made pursuant to Section 5.6.

            Net Income shall mean revenues generated from the use of all LSA
            ----------
            units less expenses associated with their operation including cost of labor, materials used for making parts, repairs and overhead under generally accepted accounting principles.

            Once a method of royalty calculation for the specific LSA unit is established (pursuant to Section 5.2(a)(ii) or Alternative Royalty Calculation Method), that method will continue to be used for calculating royalty for the specific unit during the entire commercial life of that unit.

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            However, if a unit, which was initially placed in the DTM Service
            Bureau and royalty on that unit was calculated by the Alternative Royalty Calculation Method, is thereafter sold, DTM shall pay royalty to BOARD on the sale of such unit pursuant to Section 5.2. Furthermore, if any unit for which royalty was originally paid pursuant to Section 5.2 is thereafter sold back or, if originally leased, returned to DTM and DTM refurbishes or upgrades such unit and then sells it or places it in DTM Service Bureau, DTM shall pay royalty to BOARD on such sale pursuant to Section 5.2 or 5.2(a), whichever is applicable.

     (iv) LICENSEE shall pay royalty on NET SALES of materials which are specifically covered as such by a patent assigned to BOARD.

3.   In Article VIII (INFRINGEMENT), add the following Section 8.1(a):

            8.1(a): In the event that LICENSEE determines that it must obtain a license to practice under a third party patent in order to avoid patent infringement in making, using or selling apparatus pursuant to the PATENT LICENSE AGREEMENT or in having such apparatus used by its customers, or LICENSEE determines that it needs a license to use a third party technology to maintain the commercial and competitive viability of its apparatus in the market place, BOARD agrees to negotiate in good faith with LICENSEE a reduction, if appropriate, in the royalty rate specified in Section 5.2 of the PATENT LICENSE AGREEMENT.

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IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this SUPPLEMENT to the PATENT LICENSE AGREEMENT.



                                          BOARD OF REGENTS OF THE
                                          UNIVERSITY OF TEXAS SYSTEM

Approved as to Content:
                                          By /s/ Thomas G. Ricks
                                            ------------------------------------
 /s/ William H. Cunningham
- ----------------------------
William H. Cunningham                     DTM CORPORATION
President
The University of Texas
  at Austin

                                          By /s/ John S. Murchison
                                            ------------------------------------
                                                 John S. Murchison
                                                 President & CEO

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